Valmont Announces Record Fourth Quarter and

Fiscal Year 2007 Results

Highlights:

•	Record fourth quarter and 2007 sales, operating income and net earnings.
•	Fourth quarter operating income rose 45% and net earnings increased 44% on a 17% increase in sales.
•	Fourth quarter global irrigation sales increased 47% and operating income nearly tripled.
•	Fourth quarter utility sales increased 7% and operating income rose 55%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the fourth quarter of $384.9 million compared with $328.0 million for the same period of 2006. Fourth quarter 2007 net earnings were $23.1 million, or 88 cents per diluted share, versus fourth quarter 2006 net earnings of $16.1 million, or 62 cents per diluted share. Valmont’s fourth quarter tax rate was 34.8%. The quarterly tax rate increased primarily due to changes in Mexican and Chinese corporate tax laws, which resulted in a net $1.0 million expense relating to certain deferred tax assets.

For fiscal 2007, sales were $1.500 billion versus $1.281 billion in 2006, an increase of 17%. Valmont’s fiscal year net earnings increased 54% to $94.7 million, or $3.63 per diluted share, compared with 2006 fiscal year earnings of $61.5 million, or $2.38 per diluted share.

Fourth Quarter Review:

“A 17% increase in sales and a 44% increase in net earnings for the fourth quarter capped a solid year of performance for Valmont,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Revenue growth was broad-based and operating income as a percent of sales rose almost two percentage points in the fourth quarter compared with last year.

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“The Irrigation Segment performance was particularly strong, as global demand for grains drove higher crop prices and farm income. Sales in the Engineered Support Structures Segment were higher due to solid demand in Europe and China, while North American sales were slightly lower. Utility Support Structures sales were higher in North America due to increased market strength. Coatings Segment sales increased due to higher internal and industrial demand.

“The key drivers behind the 45% increase in operating income were the contribution of stronger sales and earnings globally in the Irrigation Segment and positive trends in the utility business.”

Fourth Quarter Segment Review:

Engineered Support Structures Segment (41% of 4th Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes all support structures outside of North America.

Sales were $159.4 million, an increase of 9% from 2006 levels. All of the sales gains were in international markets. China sales of wireless communication products and utility structures were supported by continued economic growth and investments in infrastructure. In Europe, demand for Valmont’s decorative lighting structures was higher. Sales declined modestly in North America, mostly due to lower sales of sign structures.

Operating income declined 2% to $13.4 million and was 8.4% of sales. Segment operating income was hampered by plant consolidation costs in specialty structures.

Utility Support Structures Segment (21% of 4th Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 7% to $79.3 million compared with $74.0 million in 2006. The sales increase reflects higher volume and improved pricing. Utilities continue to invest heavily in the transmission grid.

Operating income increased 55% to $12.8 million and was 16.1% of sales due to increased volumes and factory productivity improvements.

Coatings Segment (9% of 4th Quarter Net Sales)

Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $33.6 million were 9.5% above last year’s $30.7 million. The sales increase reflects higher demand from both internal and industrial customers.

Operating income rose 5% to $5.8 million, or 17.4% of segment sales.

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Irrigation Segment (27% of 4th Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales improved 47% to $103.7 million compared with $70.3 million in 2006. The strong agricultural economy drove global demand. International sales also benefited from higher project business and better economic conditions in certain key markets.

Operating income nearly tripled to $13.9 million and was 13.4% of segment sales. Manufacturing fixed costs were better absorbed through higher volumes.

Beginning with the fourth quarter of 2007, results of the tubing business are reported in the “Other” category.

2007 Review:

“During the year, we operated in very favorable markets,” said Mr. Bay. “This, combined with our focus both on growing revenues and improving the quality of our earnings, led to improvement in two important financial measures for Valmont during 2007. Operating income as a percent of sales rose to 10.4% from 8.6% and return on invested capital rose to 14.0% from 11.1%.

“Turning to full-year segment results, Engineered Support Structures Segment sales were driven by solid growth across all regions. Profitability for the segment improved largely due to volume increases, which offset a disappointing performance in the North American specialty structures operations. We have now consolidated the operations of one facility into another plant, which should improve efficiencies during 2008.

“The utility business posted record sales and operating income. The current environment in the utility industry is driven by increased investment in the transmission grid. This investment is the result of public policy decisions to improve the reliability of the electrical transmission grid, recognizing its importance as a strategic resource to the American economy. We expect this level of activity to continue.

“Sales in the Irrigation Segment increased due to the stronger global farm economy. Tighter balances in the global supply and demand for grains for human consumption and bio-fuels led to rising crop prices. Higher crop prices drove increases in farm income and resulted in stronger equipment sales. Continued stresses on water availability further drove the demand for irrigation equipment.

“Coatings Segment sales rose due to increased demand from industrial markets and higher selling prices. Galvanizing prices reflected higher zinc costs. Higher volumes led to improved operating leverage.

“Looking at the total year, our team executed well by managing costs and getting fair prices for our products and services. I am proud both of our management team and our entire global network of employees.”

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2008 Outlook:

“We expect 2008 to be another record year,” Mr. Bay said, “We are off to a strong start with good order flow and solid backlogs in most of our businesses. A strong global agricultural economy is driving our irrigation business and infrastructure spending is driving demand for our structural products.

“In early 2008 we have already seen inflationary pressures in general. We will continue to monitor inflationary pressures on our input costs and react accordingly.

“In our Engineered Support Structures Segment, long term funding programs for highway and transportation infrastructure should provide solid support for our lighting, traffic and overhead sign structures businesses. However the state of the U.S. economy could adversely impact highway spending. We expect continued strength in international infrastructure markets both in Europe and Asia. In our North American utility business, we expect growing transmission investment by electric utilities. In the irrigation business, tight global grain stocks and firm commodity prices are supportive of net farm income. This should lead to increased grower investment in irrigation equipment. In the coatings business, infrastructure spending and trends in the industrial economy will drive results.

“We see many opportunities for growth in our global markets, and we are building capacity to meet rising market demand. A third pole plant is currently under construction in China, and an expansion of our Polish pole plant will also begin in 2008. We expect capital spending to exceed depreciation and amortization for the year.

“We will continue to pursue our three value-enhancing initiatives; getting the best value for our products in the marketplace, building a lean enterprise and creating a more productive workplace through employee engagement.

“Our current expectations are for double digit revenue growth for 2008 and approximately another full percentage point improvement in operating income for the year.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 32008423 or via the Internet at 8:00 a.m. February 15, 2008 CST, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 32008423 beginning February 15, 2008 at 10:00 a.m. CST through 12:00 p.m. CST on February 22, 2008.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)
	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	29-Dec-07	30-Dec-06	29-Dec-07	30-Dec-06
Net sales	$ 384,862	$ 327,961	$1,499,834	$1,281,281
Cost of sales	280,270	242,660	1,099,989	954,555
Gross profit	104,592	85,301	399,845	326,726
Selling, general and administrative expenses	64,646	57,721	244,219	216,641
Operating income	39,946	27,580	155,626	110,085
Other income (expense)
Interest expense	(4,567)	(4,309)	(17,726)	(17,124)
Interest income	1,014	487	2,810	1,984
Miscellaneous	(199)	77	(541)	1,374
	(3,752)	(3,745)	(15,457)	(13,766)
Earnings before income taxes, minority interest, and equity in earnings (losses) of nonconsolidated subsidiaries

	36,194	23,835	140,169	96,319
Income tax expense	12,610	7,160	44,020	30,820
Earnings before minority interest, equity in earnings (losses) of nonconsolidated subsidiaries

	23,584	16,675	96,149	65,499
Minority interest	(767)	(388)	(2,122)	(1,290)
Earnings (losses) in nonconsolidated subsidiaries	314	(175)	686	(2,665)
Net earnings	$ 23,131	$ 16,112	$ 94,713	$ 61,544

Average shares outstanding (000's) - Basic	25,639	25,440	25,535	25,197
Earnings per share - Basic	$ 0.90	$ 0.63	$ 3.71	$ 2.44

Average shares outstanding (000's) - Diluted	26,201	26,015	26,122	25,863
Earnings per share - Diluted	$ 0.88	$ 0.62	$ 3.63	$ 2.38

Cash dividends per share	$ 0.105	$ 0.095	$ 0.410	$ 0.370

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	29-Dec-07	30-Dec-06	29-Dec-07	30-Dec-06

Net sales
Engineered Support Structures	$ 159,362	$ 146,590	$ 609,960	$ 533,020
Utility Support Structures	79,343	74,023	328,535	282,829
Coatings	33,617	30,704	136,968	113,238
Infrastructure products	272,322	251,317	1,075,463	929,087

Irrigation	103,696	70,325	388,997	312,852
Other	26,775	24,742	120,087	108,273
Less: Intersegment sales	(17,931)	(18,423)	(84,713)	(68,931)
Total	$ 384,862	$ 327,961	$1,499,834	$1,281,281

Operating Income
Engineered Support Structures	$ 13,382	$ 13,647	$ 55,484	$ 46,194
Utility Support Structures	12,789	8,234	44,429	31,038
Coatings	5,833	5,579	23,050	18,759
Infrastructure products	32,004	27,460	122,963	95,991

Irrigation	13,889	5,094	51,650	32,961
Other	4,025	2,853	18,961	12,529
Corporate	(9,972)	(7,827)	(37,948)	(31,396)
Total	$ 39,946	$ 27,580	$ 155,626	$ 110,085

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products, machine tool accessories and industrial fasteners, are reported in the "Other" category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	29-Dec-07	30-Dec-06
ASSETS
Current assets:
Cash and cash equivalents	$ 106,532	$ 63,504
Accounts receivable, net	254,472	213,660
Inventories	219,993	194,278
Prepaid expenses	17,734	6,086
Refundable and deferred income taxes	22,866	17,130
Total current assets	621,597	494,658
Property, plant and equipment, net	232,684	200,610
Goodwill and other assets	198,332	197,042
	$ ,052,613	$ 892,310

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 22,510	$ 18,353
Notes payable to banks	15,005	13,114
Accounts payable	128,599	103,319
Accrued expenses	102,198	79,699
Dividend payable	2,724	2,437
Total current liabilities	271,036	216,922
Long-term debt, excluding current installments	200,738	202,784
Other long-term liabilities	70,226	71,323
Shareholders' equity	510,613	401,281
	$1,052,613	$ 892,310

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CALCULATION OF RETURN ON INVESTED CAPITAL
(Dollars in thousands)
(unaudited)

	2007	2006
Operating income	$155,626	$110,085
Effective tax rate	31.4%	32.0%
Tax effect on Operating income	(48,867)	(35,227)
After-tax Operating income	106,759	74,858
Average Invested Capital	762,974	674,124
Return on invested capital	14.0%	11.1%
Total Assets	$1,052,613	$892,310
Less: Accounts Payable	(128,599)	(103,319)
Less: Accrued Expenses	(102,198)	(79,699)
Less: Dividends Payable	(2,724)	(2,437)
Total Invested Capital	$819,092	$706,855
Beginning of year Invested Capital	706,855	641,392
Average Invested Capital	$762,974	$674,124

Return on Invested Capital is calculated as Operating Income (after-tax) divided by the average of beginning and ending Invested Capital. Invested Capital represents Total Assets minus Accounts Payable, Accrued Expenses and Dividends Payable. Return on Invested Capital is one of our key operating ratios, as it allows investors to analyze our operating performance in light of the amount of investment required to generate our operating profit. Return on Invested Capital is also a measurement used to determine management incentives. Return on Invested Capital is not a measure of financial performance or liquidity under generally accepted accounting principles (GAAP). Accordingly, Return on Invested Capital should not be considered in isolation or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. The table above shows how Invested Capital and Return on Invested Capital are calculated from our income statement and balance sheet. Return on invested capital, as presented, may not be comparable to similarly titled measures of other companies.

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